Exhibit 10.23

                  ELECTROMAGNETIC SCIENCES, INC.
                    1992 STOCK INCENTIVE PLAN

                AMENDMENT TO RESTRICTED STOCK AWARD
                      RESTRICTION AGREEMENT
                     DATED JANUARY 27, 1995

     This Amendment is to the Restricted Stock Award Restriction Agreement, dated January 27, 1995 (the "Agreement"), between Electromagnetic Sciences, Inc. (the "Company"), and the undersigned employee, and is authorized effective April 21, 1995, by action taken on that date by the Committee identified in the Agreement.

     Section 7 of the Agreement is hereby amended by adding an additional paragraph as follows:

          Notwithstanding the foregoing, at your election the foregoing withholding taxes, together with additional amounts not exceeding the actual additional taxes to be owed by you with respect to income resulting from such lapse or other taxable event, may be paid by you by tendering to the Company whole shares of the Company's common stock owned by you and duly endorsed for transfer, or by authorizing the Company to withhold and cancel a portion of the Shares otherwise deliverable to you, in either case in that number of shares having a Fair Market Value (as defined in the Company's 1992 Stock Incentive Plan) on the date that taxable income is recognized equal to the amount of such taxes thereby being paid. Such election shall be made on or before such date, shall be irrevocable, and shall be submitted in writing to the Treasurer of the Company.

     IN WITNESS WHEREOF, the Company, acting through the Committee, has caused this amendment to be duly executed and you have hereunto set your hand and seal, all as of April 21, 1995

                         ELECTROMAGNETIC SCIENCES, INC.


                         By:
                              Thomas E. Sharon, President and CEO
Accepted and agreed:

Typed or printed name

                    ELECTROMAGNETIC SCIENCES, INC.
                              AMENDMENT TO
                         RESTRICTED STOCK AWARD
                         RESTRICTION AGREEMENT


     The Restricted Stock Award Restriction Agreement between Electromagnetic Sciences, Inc. and the undersigned Employee, dated January 27, 1995 (the "Agreement"), is hereby amended by modifying clause (a) of Section 3 to specify February 9, 1996 as the date on which the restrictions specified in the Agreement shall lapse and have no further force or effect.

     IN WITNESS WHEREOF, the Employee has executed this Amendment and Electromagnetic Sciences, Inc., acting through the Committee identified in the Agreement, has caused this Amendment to be duly executed, all as of January 26, 1996.

                              ELECTROMAGNETIC SCIENCES, INC.

_______________________       By _________________________
                                 Thomas E. Sharon
______________________           President and Chief Executive
Typed or printed name            Officer